Exhibit 3

JOINDER AGREEMENT

The undersigned, having acquired shares (the “Shares”) of $0.0001 par value common stock of CVSL, Inc. (formerly Computer Vision Systems Laboratories, Corp.) (the “Company”), hereby (i) agrees to be bound by the terms and conditions of the Registration Rights Agreement of the Company, dated as of September 25, 2012 (the “Registration Rights Agreement”), as the same may be amended in accordance with its terms, and (ii) acknowledges and agrees that, as the holder of Shares, it shall have the rights and obligations as set forth in the Registration Rights Agreement.

THE TAMALA L. LONGABERGER
REVOCABLE TRUST

By:	/s/ Tamala L. Longaberger
Tamala L. Longaberger, Trustee

Date: June 14, 2013

Address:

One Miranova Place, Apt. 1425

Columbus, Ohio 43215